UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2019

EVINE Live Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-37495	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road,
Eden Prairie, Minnesota 55344-3433
(Address of principal executive offices)

+1 (952) 943-6000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	EVLV	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 16, 2019, we entered into a cooperation agreement with Cruiser Capital Master Fund LP and certain of its affiliates (collectively, the “Investors”). The agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Pursuant to the agreement, we agreed to, among other things, nominate Benoît Pierre François Jamar and Aaron P. Reitkopf for election at the 2019 annual meeting of shareholders alongside the other continuing members of the Board. With respect to the 2019 annual meeting, the Investors agreed to, among other things, vote in favor of our director nominees and, subject to certain conditions, vote in accordance with our recommendation on all other proposals.

The Investors also agreed to certain customary standstill provisions, effective as of the date of the agreement through the date that is the earlier of (x) 30 calendar days prior to the shareholder nomination deadline for our 2020 annual meeting of shareholders, (y) 100 calendar days prior to the first anniversary of our 2019 annual meeting of shareholders, or (z) upon 10 calendar days’ prior written notice delivered by the Investors to our company following a material breach of the agreement by our company (the “Standstill Period”), prohibiting the Investors from, among other things, (i) making certain public announcements, (ii) soliciting proxies to vote any securities in opposition of a proposal or recommendation of our board of directors; (iii) purchasing shares representing more than 9.9% of our outstanding common stock; (iv) publicly taking actions or making proposals to change or influence our board of directors, our management or the direction of certain company matters; and (v) exercising certain shareholder rights.  Our company and the Investors also made certain customary representations and agreed to mutual non-disparagement provisions.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference.

Benoît Jamar, age 64, has been an investor since 2000 and since December 2017, has served as a director of SunEdison, a formerly public alternative energy company that emerged from Chapter 11 as a privately held company. From April 2014 to January 2016, Mr. Jamar served as managing partner of investment bank Jacob Securities, and from September 2009 through April 2014 he served as managing partner of OBX Partners LLC, an investment banking firm. He was a partner at Vik Brothers International from March 2004 to September 2009, and from March 2001 to March 2004 served as managing director of Sheffield Merchant Banking Group, the investment banking arm of CRT Capital. From 1989 to 2001 Mr. Jamar served as managing director of Donaldson, Lufkin & Jenrette, from 1986 to 1989 he served as a vice president at Lehman Brothers, and from 1982 to 1986 he was an assistant vice president for Citibank. Mr. Jamar brings to the Board significant experience working with companies on financial restructurings and sophisticated financial transactions.

Aaron P. Reitkopf, age 52, has served as the Global Chairman of MullenLowe Profero, a global, experience-led transformation agency that is part of the MullenLowe Group. MullenLowe Group is an integrated marketing communications network consisting of specialized agencies in communications, media, CRM, public relations and experience-led transformation. Since 2018 Mr. Reitkopf has also served as one of eight members of the global executive committee responsible for the strategic direction and performance of the MullenLowe Group. Mr. Reitkopf has also served on the board of Amref, the largest healthcare NGO in Africa, since 2017. From 1996 to 2010, Mr. Reitkopf served as Chief Executive Officer and President of KBS+, a marketing communications company. Prior to that Mr. Reitkopf worked in various positions for different advertising agencies, as well as being a trader on Wall Street. Mr. Reitkopf brings to the Board deep contemporary integrated marketing communications expertise across all channels with deep expertise in multiple business-to-business and business-to-consumer industries.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are being filed or furnished with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Cooperation Agreement, dated as of May 16, 2019, among Cruiser Capital Master Fund LP, certain of Cruiser Capital Master Fund’s affiliates, and EVINE Live Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2019	EVINE Live Inc.

	By:	/s/ Andrea M. Fike
Andrea M. Fike General Counsel